Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares of E-Commerce China Dangdang Inc., including Class A Common Shares represented by American depositary shares, and that this Agreement be included as an Exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: June 2, 2016

/s/ Peggy Yu Yu
Peggy Yu Yu

/s/ Guoqing Li
Guoqing Li

Kewen Holding Co. Limited

By:	/s/ Guoqing Li
Name:	Guoqing Li
Title:	Director

Science & Culture International Limited

By:	/s/ Guoqing Li
Name:	Guoqing Li
Title:	Authorized Person

/s/ Danqian Yao
Danqian Yao

/s/ Lijun Chen
Lijun Chen
First Profit Management Limited

By:	/s/ Danqian Yao
Name:	Danqian Yao
Title:	Director

/s/ Min Kan
Min Kan